A filing fee of $3,682.92, calculated in accordance with Rule 457(c) and (r) based on the average high and low price for our common stock on the NYSE on December 22, 2006 ($42.465 per share), is due in connection with the additional securities offered from the registration statement (File No. 333-131092) by means of this Prospectus Supplement No. 2. Pursuant to Rule 457(p), a portion of the unutilized filing fees in the amount of $16,159.47 that we paid in connection with our prior Registration Statement No. 333-104882 which was filed on May 1, 2003 offsets the filing fee payable in connection with the securities offered by means of this Prospectus Supplement.

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus Dated January 18, 2006, as Supplemented

by Prospectus Supplement dated June 14, 2006)

810,545 Shares

CBL & Associates Properties, Inc.

Common Stock

(Par Value $.01 per Share)

This Prospectus Supplement updates and amends certain information contained in the Prospectus dated January 18, 2006, as supplemented by our previous Prospectus Supplement dated June 14, 2006, relating to the resale by the selling stockholders (including their respective pledgees, donees, transferees or other successors in interest) of shares of the common stock of CBL & Associates Properties, Inc., as described therein. The selling stockholders listed on page S-19 of the Prospectus Supplement dated June 14, 2006, as amended and supplemented by the information listed under the caption “Selling Stockholders” on page S-2 hereof, may offer and sell from time to time up to 810,545 shares of our common stock by using this Prospectus Supplement No. 2. All references in the Prospectus Supplement dated June 14, 2006 to the aggregate number of shares of common stock which may be offered and sold from time to time by the selling stockholders are updated and superseded by the information contained herein.

This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus, except to the extent that the information presented or incorporated by reference herein supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Our common stock is listed on the New York Stock Exchange and traded under the symbol “CBL”. The last reported sale price of our common stock on the New York Stock Exchange on December 22, 2006, was $42.51 per share.

Investing in our common stock involves certain risks that are described in the “Risk Factors” section commencing on page S-7 of the Prospectus Supplement dated June 14, 2006, as supplemented and updated by the “Risk Factors” section of our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q that are incorporated by reference in this Prospectus Supplement No. 2.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this Prospectus Supplement is December 27, 2006.

SELLING STOCKHOLDERS

We are registering all 810,545 shares covered by this Prospectus Supplement on behalf of the selling stockholders named in the table below and their respective pledgees, donees, transferees or other successors in interest, pursuant to registration rights agreements between us and the selling stockholders. We are registering the shares in order to permit the selling stockholders to publicly offer these shares for resale from time to time. The selling stockholders may sell all, some or none of the shares covered by this Prospectus Supplement. See “Plan of Distribution” in the accompanying Prospectus Supplement dated June 14, 2006. None of the selling stockholders has had any material relationship with us within the past three years other than as a result of the acquisition and ownership of these shares or other securities of ours.

The table below, which is based on information that we received from the selling stockholders and/or their counsel, lists the names of each selling stockholder, the aggregate number of shares of common stock beneficially owned by each selling stockholder as of December 27, 2006, and the aggregate number of shares of common stock that each selling stockholder may offer and sell pursuant to this Prospectus Supplement. Because each selling stockholder may offer all or a portion of the shares of common stock offered by this Prospectus Supplement at any time and from time to time after the date hereof, no estimate can be made of the number of shares that each selling stockholder may retain upon completion of this offering. However, assuming all of the shares offered by this Prospectus Supplement are sold by the selling stockholders then, unless otherwise noted below, after completion of this offering, none of the selling stockholders will own more than one percent of the shares of common stock outstanding.

Name of Selling Stockholder	Number of Shares Beneficially Owned (excluding shares offered hereby)	Number of Shares Offered Hereby
Mead Properties, Inc.	None	499,578
Sheldon Perlick Marital Trust	None	200,000
Lois S. Becker Trust dated March 12, 2002	None	51,431
Perlick Holdings, LLC	None	47,536
Brian L. Hicks	None	12,000
Total Shares Offered		810,545

LEGAL MATTERS

The validity of the issuance of the 499,578 shares of common stock added by this Prospectus Supplement No. 2 to the total number of shares registered for sale on behalf of the selling stockholders listed above will be passed upon for us by Husch & Eppenberger, LLC, Chattanooga, Tennessee. Certain members of Husch & Eppenberger, LLC serve as our assistant secretaries, and certain attorneys who are members and/or employees of Husch & Eppenberger, LLC may be deemed to beneficially own (directly or indirectly) an aggregate of 9,397 shares of the Company’s Common Stock and 200 shares of the Company’s 8.75% Series B Cumulative Redeemable Preferred Stock.

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